Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6668
fmc.com

For Release: Immediate

Media Contact: Dwayne Roark - 215.299.6820
dwayne.roark@fmc.com
Investor Contact: Michael Wherley - 215.299.6543
michael.wherley@fmc.com
FMC Corporation Announces First Quarter 2017 Results

First Quarter 2017 Highlights

•	Consolidated revenue of $596 million, down 2 percent versus Q1 ‘16

•	Consolidated GAAP net loss of $0.92 per diluted share

•	Consolidated adjusted earnings per diluted share of $0.43, up 19 percent versus Q1 ‘16

•	Agricultural Solutions segment earnings of $83 million, up 1 percent versus Q1 ‘16

•	Lithium segment earnings of $22 million, up 45 percent versus Q1 ‘16

•	Health and Nutrition results moved to discontinued operations

•	Revising guidance for 2017 adjusted earnings per diluted share to a range of $2.20 to $2.60 [1,2]

PHILADELPHIA, May 2, 2017 - FMC Corporation (NYSE:FMC) today reported first quarter revenue of $596 million, excluding $177 million of revenue attributable to Health and Nutrition. On a GAAP basis, the company reported a net loss of $124 million in the first quarter, or a loss of $0.92 per diluted share, which includes an impairment charge of $165 million, net of tax, taken on its Omega-3 business. This compares to GAAP earnings of $48 million, or $0.36 per diluted share in the first quarter of 2016.
First quarter 2017 adjusted earnings per diluted share were $0.43, which excludes approximately 21 cents attributable to the reporting of Health and Nutrition in discontinued operations. On a like-for-like basis with the company’s guidance of 50 to 60 cents per share, adjusted EPS would have been 64 cents, which is 9 cents, or 16 percent, above the midpoint of the range.
Pierre Brondeau, FMC president, CEO and chairman said: “FMC delivered another solid quarter. In Ag Solutions, we improved profitability in an environment that remains challenging. Lithium earnings increased by 45 percent, as significantly higher pricing on lithium hydroxide and other specialty products took effect.”

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FMC Agricultural Solutions
FMC Agricultural Solutions reported first quarter revenue of $530 million and segment earnings of $83 million. First quarter segment revenue declined 3 percent year-over-year, as lower sales in Europe and Latin America offset better than expected revenue in Asia and North America. Segment earnings increased 1 percent compared to the first quarter of 2016, with improved product mix and benefit of foreign exchange cancelling out the negative impact of lower volumes.
FMC's full year outlook for Ag Solutions is unchanged.2 For 2017, full-year segment revenue is expected to be approximately $2.2 billion to $2.4 billion and full-year segment earnings are expected to be in the range of $410 million to $450 million, an increase of 8 percent at the mid-point compared to the prior year, driven by a strong second half in Latin America and a strong year in Asia. Second quarter segment earnings are expected to be in the range of $80 million to $100 million, a decrease of approximately 11 percent at the mid-point compared to the prior year quarter.
FMC Lithium
FMC Lithium reported first quarter segment revenue of $66 million, an increase of 9 percent from the prior-year quarter. Segment earnings increased 45 percent to $22 million in the quarter versus $15 million in the prior-year quarter. Higher prices and improved mix more than offset the impact of lower volume and higher costs on earnings.
The outlook for Lithium for the full year has been increased by $10 million at the mid-point versus the prior forecast. Segment revenue for the full year of 2017 is forecast to be in the range of $325 million to $365 million, while full-year segment earnings are expected to be between $100 million and $120 million. This revised forecast for full year segment earnings represents an increase of over 55 percent at the mid-point compared to the prior year. Second quarter segment earnings are expected to be in the range of $19 million to $23 million, an increase of approximately 27 percent at the mid-point compared to the prior year quarter.
FMC Health and Nutrition
FMC Health and Nutrition results are reported as discontinued operations. The segment has been excluded from first quarter adjusted results and from he second quarter and full year outlook for FMC.

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2017 Outlook
FMC expects adjusted earnings per share to be in the range of $2.20 to $2.60 for the full year 2017, excluding any benefit from the pending DuPont (NYSE:DD) transaction, which may accrue in the fourth quarter.1,2
Webcast and Supplemental Information
The company will post supplemental information on the web at www.FMC.com, including its 2017 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products. Revenue totaled approximately $3.3 billion in 2016. FMC employs approximately 6,000 people throughout the world and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition and FMC Lithium. On March 31, 2017, FMC announced the signing of a definitive agreement to acquire a significant portion of DuPont's Crop Protection business and to sell FMC Health and Nutrition to DuPont. Closing is expected to occur in the fourth quarter of 2017. For more information, visit www.FMC.com.
Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2016 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com.  In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.
Although we provide forecasts for adjusted earnings per share and adjusted cash from operations (both of which are non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP.  Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to restructuring, acquisition charges, and discontinued operations and related cash activity. As a result, no GAAP outlook is provided.

2.
Outlook excludes any earnings from the pending acquisition of a significant portion of DuPont's Crop Protection business that FMC may benefit from in 2017, as well as Health and Nutrition which is in discontinued operations.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31
	2017	2016
Revenue	$596.0	$606.4
Costs of sales and services	379.8	390.4
Gross margin	216.2	216.0
Selling, general and administrative expenses	109.7	110.1
Research and development expenses	28.2	34.2
Restructuring and other charges (income)	8.3	9.5
Total costs and expenses	526.0	544.2
Income (loss) from operations	70.0	62.2
Equity in (earnings) loss of affiliates	(0.1)	—
Interest expense, net	15.7	15.8
Income (loss) from continuing operations before income taxes	54.4	46.4
Provision (benefit) for income taxes	9.4	20.4
Income (loss) from continuing operations	45.0	26.0
Discontinued operations, net of income taxes	(168.8)	22.7
Net income (loss)	$(123.8)	$48.7
Less: Net income attributable to noncontrolling interests	0.4	0.4
Net income (loss) attributable to FMC stockholders	$(124.2)	$48.3
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$44.5	$25.6
Discontinued operations, net of tax	(168.7)	22.7
Net income (loss)	$(124.2)	$48.3
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.33	$0.19
Discontinued operations	(1.26)	0.17
Basic earnings per common share	$(0.93)	$0.36
Average number of shares outstanding used in basic earnings per share computations	134.0	133.8
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$0.33	$0.19
Discontinued operations	(1.25)	0.17
Diluted earnings per common share	$(0.92)	$0.36
Average number of shares outstanding used in diluted earnings per share computations	135.1	134.3

Other Data:
Capital additions	$11.5	$22.9
Depreciation and amortization expense	$23.6	$24.9

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FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31
	2017	2016
Net income (loss) attributable to FMC stockholders (GAAP)	$(124.2)	$48.3
Corporate special charges (income):
Restructuring and other charges (income) (a)	8.3	9.5
Non-operating pension and postretirement charges (income) (b)	(4.6)	1.1
Acquisition-related charges (c)	9.2	7.4
Income tax expense (benefit) on Corporate special charges (income) (d)	(4.4)	(5.2)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	168.7	(22.7)
Tax adjustment (f)	5.4	9.6
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$58.4	$48.0

Diluted earnings per common share (GAAP)	$(0.92)	$0.36
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	$0.06	0.07
Non-operating pension and postretirement charges	$(0.04)	0.01
Acquisition-related charges	$0.07	0.06
Income tax expense (benefit) on Corporate special charges (income), per diluted share	$(0.03)	(0.04)
Discontinued operations per diluted share	$1.25	(0.17)
Tax adjustments per diluted share	0.04	0.07
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.43	$0.36

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	135.1	134.3
____________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

(a)	Three Months Ended March 31, 2017:
Restructuring and other charges (income) represents $4.5 million of exit costs related to the termination of our interest in a variable interest entity that was previously consolidated and part of our FMC Agricultural Solutions segment. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $2.3 million and other Corporate charges of $1.5 million.
Three Months Ended March 31, 2016:
Restructuring and other charges (income) includes charges of $3.0 million representing adjustments to severance and asset write-offs primarily associated with the integration of Cheminova with FMC Agricultural Solutions. Amounts also include $4.2 million as a result of the Argentina government's action to devalue its currency. Additionally, restructuring and other charges includes charges of continuing environmental sites treated as a corporate charge of $6.6 million. Remaining restructuring and other charges (income) includes net miscellaneous income of $(4.3) million.

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(b)
Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs from our segments as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

(c)	Charges related to the legal and professional fees associated with the planned or completed acquisitions. Amounts represent the following:

	Three Months Ended March 31
(in Millions)	2017	2016
Acquisition-related charges
Legal and professional fees (1)	$9.2	$7.4
Total Acquisition-related charges (2)	$9.2	$7.4
____________________

(1)
Represents transaction costs, costs for transitional employees, other acquired employees related costs and integration-related legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).

(2)
Acquisition-related charges for the three months ended March 31, 2017 relate to the recently announced definitive agreement to acquire a significant portion of DuPont's crop protection business. Acquisition-related charges for the three months ended March 31, 2016 relate to the integration of Cheminova with FMC Agricultural Solutions, which were completed at the end of 2016.

(d)
The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

(e)	Three Months Ended March 31, 2017 and 2016
Discontinued operations include the results of FMC Health and Nutrition as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. Assets held for sale under U.S. GAAP are required to be reported at the lower of carrying value or fair value, less costs to sell.  We expect a significant gain on the FMC Health and Nutrition assets to be sold to DuPont and therefore these assets held for sale are reported at carrying value.  However, the fair value of the Omega-3 business, which was previously part of the broader FMC Health and Nutrition reporting unit, is significantly less than its carrying value, which includes accumulated foreign currency translation adjustments that would be reclassified to earnings upon completion of sale.  As a result, we recorded an impairment charge of approximately $185 million ($165 million, net of tax).

(f)
We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended
	March 31
(in Millions)	2017	2016
Non-GAAP tax adjustments:
Revisions to our tax liabilities due to finalization of prior year tax returns	$—	$1.5
Revisions to valuation allowances of historical deferred tax assets	3.4	—
Foreign currency remeasurement and other discrete items	2.0	8.1
Non-GAAP tax adjustments	$5.4	$9.6

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RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended
	March 31
	2017	2016
Net income (loss) (GAAP)	$(123.8)	$48.7
Restructuring and other charges (income)	8.3	9.5
Non-operating pension and postretirement charges	(4.6)	1.1
Acquisition-related charges	9.2	7.4
Discontinued operations, net of income taxes	168.8	(22.7)
Interest expense, net	15.7	15.8
Provision (benefit) for income taxes	9.4	20.4
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$83.0	$80.2
___________________

(1)	Referred to as Adjusted Operating Profit.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO ADJUSTED CASH FROM OPERATIONS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended
	March 31
	2017	2016
Cash provided (required) by operating activities (GAAP)	$(70.0)	$62.3
Transaction and integration costs related to acquisitions	—	7.4
Adjusted cash from operations (Non-GAAP) (1)	$(70.0)	$69.7

___________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted cash from operations” provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash from operations excludes the effects of acquisition-related cash flows. The Company also believes that excluding the effects of these items from cash provided (required) by operating activities allows management and investors to compare more easily the cash flows from period to period.

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FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended
	March 31
	2017	2016
Revenue
FMC Agricultural Solutions	$530.4	$546.1
FMC Lithium	65.6	60.3
Total	$596.0	$606.4
Income from continuing operations before income taxes
FMC Agricultural Solutions	83.0	82.0
FMC Lithium	21.6	14.9
Segment operating profit (a)	104.6	96.9
Corporate and other	(21.6)	(16.7)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$83.0	$80.2

Interest expense, net	(15.7)	(15.8)
Corporate special (charges) income:
Restructuring and other (charges) income (b)	(8.3)	(9.5)
Non-operating pension and postretirement (charges) income (c)	4.6	(1.1)
Acquisition-related charges (d)	(9.2)	(7.4)
(Provision) benefit for income taxes	(9.4)	(20.4)
Discontinued operations, net of income taxes (e)	(168.8)	22.7
Net income attributable to noncontrolling interests	(0.4)	(0.4)
Net income (loss) attributable to FMC stockholders	$(124.2)	$48.3
____________________

(a)	Referred to as Segment Earnings.

(b)	Below provides the details of restructuring and other (charges) income by segment.

	Three Months Ended March 31
	2017	2016
FMC Agricultural Solutions	$(4.5)	$(6.7)
FMC Lithium	—	(0.6)
Corporate	(3.8)	(2.2)
Restructuring and other (charges) income	$(8.3)	$(9.5)

(c)
See Note (b) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(d)
See Note (c) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(e)
See Note (e) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

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FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March 31, 2017	December 31, 2016
Cash and cash equivalents	$96.1	$64.2
Trade receivables, net of allowance of $24.8 in 2017 and $17.6 in 2016	1,630.6	1,692.5
Inventories	526.4	478.9
Prepaid and other current assets	248.0	232.1
Current assets of discontinued operations held for sale	1,053.1	381.5
Total current assets	3,554.2	2,849.2

Property, plant and equipment, net	535.1	538.1
Goodwill	500.8	498.7
Deferred income taxes	235.4	242.1
Other long-term assets	1,210.8	1,182.0
Noncurrent assets of discontinued operations held for sale	—	829.2
Total assets	$6,036.3	$6,139.3

Short-term debt and current portion of long-term debt	$217.3	$94.2
Accounts payable, trade and other	390.9	317.4
Accrued customer rebates	321.5	246.7
Guarantees of vendor financing	85.8	104.5
Accrued pensions and other postretirement benefits, current	7.1	7.1
Other current liabilities	347.1	609.3
Current liabilities of discontinued operations held for sale	119.1	59.0
Total current liabilities	$1,488.8	$1,438.2

Long-term debt, less current portion	1,790.4	1,798.8
Long-term liabilities	865.7	861.2
Long-term liabilities of discontinued operations held for sale	—	48.1
Equity	1,891.4	1,993.0
Total liabilities and equity	$6,036.3	$6,139.3

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FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31
	2017	2016
Cash provided (required) by operating activities of continuing operations	$(70.0)	$62.3

Cash provided (required) by operating activities of discontinued operations	35.1	37.7

Cash provided (required) by investing activities of continuing operations	(24.9)	(37.7)

Cash provided (required) by investing activities of discontinued operations	(6.2)	(6.5)

Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	120.1	2.4
Financing Fees	(8.5)	(0.7)
Repayments of long-term debt	(0.7)	(50.3)
Issuances of common stock, net	9.6	0.6
Excess tax benefits from share-based compensation	—	0.3
Transactions with noncontrolling interests	(0.5)	—
Dividends paid	(22.1)	(22.1)
Other repurchases of common stock	(1.4)	(1.2)
Cash provided (required) by financing activities	96.5	(71.0)
Effect of exchange rate changes on cash	1.4	0.9
Increase (decrease) in cash and cash equivalents	31.9	(14.3)
Cash and cash equivalents, beginning of year	64.2	78.6
Cash and cash equivalents, end of period	$96.1	$64.3

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